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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Titan Holdings, Inc.:

We consent to the use in this Registration Statement of Autocam Corporation (the "Company") on Form S-4 of our report dated February 17, 2004, June 21, 2004 as to Note 14,(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for derivative instruments, goodwill and other intangible assets, and costs associated with exit and disposal activities to conform to Statement of Financial Accounting Standards No. 133, 142 and 146, respectively), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Grand Rapids, Michigan
September 23, 2004